                                  EXHIBIT 10.7

                                  SUMMARY SHEET
                                       OF
                   DIRECTOR AND EXECUTIVE OFFICER COMPENSATION

DIRECTOR COMPENSATION

     Directors receive an annual retainer of $3,500 for their service on the Board. They receive an attendance fee of $200 per board meeting and committee meeting attended. The chairmen of the board's Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee each receive an additional $100 for each committee meeting that they chair. Directors who are also employees of the Company are not paid for their services on the Board. In addition, the ordinary and necessary expenses of members of the Board of Directors incurred in attending board and committee meetings are paid by the Company. For the year ended December 31, 2004, total directors fees paid were $107,833.

     On January 1, 2002, the Board of Directors adopted the Deferred Compensation Plan for Non-Employee Directors (the "Directors Deferred Plan"). The Directors Deferred Plan allows each non-employee director to defer payment of director fee and attendance fee compensation earned during each quarter. A director must make an election whether or not to participate in the Directors Deferred Plan. The Board of Directors administers the Directors Deferred Plan. Deferred balances in the plan will accrue interest initially at 4%, subject to change from time to time by the Compensation Committee of the Board of Directors. The Directors Deferred Plan allows for payments of deferred compensation upon the earlier of 10 years from the time a director becomes a participant in the plan or retirement from the Board, in a lump sum amount or a maximum of four installment payments. Of the directors fees paid during 2004, $81,968 was deferred under the Directors Deferred Plan. The Directors Deferred Plan is filed as Exhibit 10.20 to the Company's Annual Report on Form 10-KSB for the year ended December 31, 2001.

     Under the Company's 1998 Stock Option and Incentive Plan and 2001 Stock Option and Incentive Plan (together, the "Stock Option Plans"), the Company may award non-qualified stock options and performance shares to the directors. The terms and conditions of these awards are set forth in the respective Stock Option Plans. No such awards were made to any director in 2004.

NAMED EXECUTIVE OFFICERS

     The executive officers of the Company serve at the discretion of the Board of Directors. From time to time, the Compensation Committee of the Board of Directors reviews and determines the salaries that are paid to the Company's executive officers. Salaries are intended to be competitive and reflect factors such as individual performance, level of responsibility, and prior experience. The following are the annual base salaries for 2004 and 2005 for the Company's Chief Executive Officer and its other four most highly compensated executive officers (the "Named Executive Officers") as identified in the Company's proxy statement, dated March 10, 2005, including Kevin J. Himmelhaver, the Company's former Executive Vice President, Chief Financial Officer and Secretary, who resigned effective June 30, 2004; Michael D. Cahill, the Company's Executive Vice President, Chief Financial Officer and Secretary, who began employment on June 1, 2004; and Gary D. Shearer, an executive officer of Tower Bank & Trust Company (the "Bank") who performs policy-making functions for the Company:

NAME AND POSITION                     YEAR   BASE SALARY
-----------------                     ----   -----------
Donald F. Schenkel                    2005     $270,000
   Chairman of the Board,             2004     $246,661
   President and Chief Executive
   Officer

Curtis A. Brown                       2005     $175,000


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

   Executive Vice President and       2004     $168,923
   Chief Lending Officer

Michael D. Cahill                     2005     $150,000
   Executive Vice President, Chief    2004     $131,643*
   Financial Officer and Secretary

Kevin J. Himmelhaver                  2005     $     -0-
   Former Executive Vice President,   2004     $135,198*
   Chief Financial Officer and
   Secretary

Gary D. Shearer                       2005     $125,000
   Senior Vice President and Trust    2004     $112,253
   Officer of the Bank

*    annualized.

     Each of the Named Executive Officers is also eligible to receive an annual incentive bonus and to receive awards under the Stock Option Plans. Incentive compensation and stock option awards are intended to align the interests of executive officers with those of the shareholders of the Company and to reward performance that increases shareholder value. With respect to the annual incentive bonus, the Compensation Committee of the Board has established targeted net income and earnings per share growth goals for the 2005 fiscal year. Each executive job classification has a specific bonus percentage level based on the level of responsibility that it requires, the impact it can have on the business and prior performance by the executive. For the fiscal 2005 fiscal year, the Named Executive Officers have targeted bonus percentage levels ranging from 15% to 60% of their salary. The incentive compensation awarded to the Named Executive Officers is based upon the Company's actual financial performance results as compared to the predetermined threshold, target, and maximum levels. No bonus is paid for performance below the minimum threshold. Payment of bonuses, if any, is normally made in the first quarter of the fiscal year after the fiscal year during which bonuses were earned. Bonuses normally will be paid in cash in a single lump sum, subject to payroll taxes and tax withholdings.

     The Named Executive Officers are also eligible to participate in the Company's unfunded non-qualified deferred compensation plan (the "Deferred Compensation Plan"), under which the Company may make discretionary contributions not to exceed 20% of the incentive bonuses otherwise payable to the participants. For fiscal year 2004, the Company contributed $33,830, or 17% of the incentive bonuses earned by the participants for 2004, to the Deferred Compensation Plan. Employer contributions are 100% vested at the end of the [third] year after the calendar year for which the contribution was made. The Deferred Compensation Plan is filed as Exhibit 10.19 to the Company's Annual Report on Form 10-KSB for the year ended December 31, 2001.

     Mr. Donald Schenkel is also a participant in the Company's Supplemental Executive Retirement Plan (the "SERP"), which was restated as of January 1, 2004. The restated SERP is filed as Exhibit 10.18 to the Company's Annual Report on Form 10-K for the year ended December 31, 2004.

     In 2004, the Compensation Committee awarded Mr. Michael D. Cahill ten-year incentive stock options to purchase an aggregate of 12,500 shares of the Company's common stock under the Company's 2001 Stock Option Plan, which options vest in four annual increments.

     The Company may make annual matching contributions to the accounts of Named Executive Officers under the Company's 401(k) Plan. The 401(k) Plan is filed as
Exhibit 4.3 to the Company's Registration Statement on Form S-8 (Registration No. 333-64318). For 2004, the Company contributed a total of $13,182 to the accounts of the Named Executive Officers.

     Mr. Schenkel has the use of a Company car, which is replaced every 4 years. The Company also pays life insurance premiums for Mr. Schenkel.


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